                                      FORM S-8

               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                     ECOLAB INC.
                (Exact name of registrant as specified in its charter)

               Delaware                           41-0231510
     (State or other jurisdiction of              (I.R.S. Employer
     incorporation or organization)               Identification No.)

     Ecolab Center, St. Paul, Minnesota             55102
     (Address of Principal Executive Offices)     (Zip Code)

          ECOLAB INC. 1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                               (Full title of the plan)

                             William R. Rosengren, Esq.
                    Senior Vice President-Law and General Counsel
                                     Ecolab Inc.
                                    Ecolab Center
                              St. Paul, Minnesota 55102
                       (Name and address of agent for service)

                                    (612) 293-2396
          (Telephone number, including area code, of agent for service)

                           Calculation of Registration Fee
     =================================================================
                                  Proposed      Proposed
     Title of                     maximum       maximum
     Securities     Amount        offering      aggregate    Amount of
     to be          to be         price         offering     registration
     registerred    registered(1) per share     price        fee
     -----------------------------------------------------------------
     Common Stock   200,000     $23.1875(3)   $4,637,500(3)   $1,599.15
     par value      shares
     $1.00 per
     share (2)
     =================================================================
     (1)  In addition, pursuant to Rule 416(a) under the Securities
          Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares as may be issuable as a result of anti- dilution provisions pursuant to the Plan described herein.

     (2) Each share of Common Stock includes one-fourth share of a preferred stock purchase right.

     (3) Estimated solely for the purpose of calculating the amount of the registration fee on the basis of the average between the high and low reported sale prices of the Registrant's
          Common Stock as reported on the New York Stock Exchange
          Composite Tape on May 12, 1995 pursuant  to paragraphs (c) and
         (h)(1) of Rule 457 of the Securities Act of 1933, as amended. ===============================================================

                                       PART II

                                 INFORMATION REQUIRED
                            IN THE REGISTRATION STATEMENT


     Item 3.  Incorporation of Documents by Reference.

          The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement: (1) the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994;
     (2) the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; (3) all other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1994; and (4) the description of the Registrant's Common Stock, Preferred Stock and Rights contained in its Registration Statement on Form 8-A filed with the Commission under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

          All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered pursuant to this Registration Statement have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Item 4.  Description of Securities.

          Not Applicable

     Item 5.  Interests of Named Experts and Counsel.

          The consolidated financial statements and related supplemental financial statement schedules of the Registrant, which are included or incorporated by reference in the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994, and incorporated herein by reference, have been audited by Coopers & Lybrand L.L.P., independent accountants. Such financial statements and financial statement schedules are incorporated herein by reference in reliance upon the reports of Coopers & Lybrand L.L.P. given upon the authority of that firm as experts in accounting and auditing. To the extent that Coopers & Lybrand L.L.P. audits and reports on future financial statements of the Registrant, and signs future consents to the use of their reports thereon, such future financial statements also will be incorporated by reference in this Registration Statement in reliance upon their future reports and upon their authority as experts in accounting and auditing.
     With respect to unaudited interim financial information incorporated by reference in this Registration Statement, the independent accountants have reported that they have applied limited procedures in accordance with professional standards for reviews of such information. However, their

     separate reports included and incorporated by reference herein state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the "Securities Act") for their reports on the unaudited interim financial information because each such report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

          In addition, the combined financial statements and financial statement schedules of the Henkel-Ecolab Joint Venture, which are included in the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994, and incorporated herein by reference, have been audited by KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft, independent accountants. Such combined financial statements and financial statement schedules are incorporated herein by reference in reliance upon the reports of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft given upon authority of that firm as experts in accounting and auditing. To the extent that KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft audits and reports on future financial statements of the Henkel-Ecolab Joint Venture, and signs future consents to the use of their reports thereon, such future financial statements also will be incorporated by reference in this Registration Statement in reliance upon their future reports and upon their authority as experts in accounting and auditing.

     Item 6.  Indemnification of Directors and Officers.

          Subsection (a) of Section 145 of the General Corporation Law of Delaware ("DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

          Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the


     Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

          Section 145 further provides that, to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and
     (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith;
     that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section
     145 also empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against or incurred by such person in any such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145, including liabilities under the Securities Act of 1933, as amended.

          Article V of the Registrant's By-Laws provides for indemnification of the Registrant's officers and directors to the full extent allowed by Delaware law.

          In addition, Article IV of the Registrant's Restated Certificate of Incorporation provides that the Registrant's directors do not have personal liability to the Registrant or its stockholders for monetary damages for any breach of their fiduciary duty as directors, except (i) for a breach of the duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law,
     (iii) for willful or negligent violations of certain provisions under the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (iv) for any transaction from which the director derived an improper personal benefit. Subject to these exceptions, under Article IV, directors do not have any personal liability to the Registrant or its stockholders for any violation of their fiduciary duty.

          The Registrant has directors and officers liability insurance which protects each director or officer from certain claims and suits, including stockholder derivative suits, even where the director may be determined to not be entitled to indemnification under the DGCL. The policy may also afford coverage under circumstances where the facts do not justify a finding that the director or officer acted in good faith and in a manner that was in or not opposed to the best interests of the Registrant.

          The Registrant has entered into indemnification agreements with each of its directors (the "Indemnification Agreements"). The Indemnification Agreements provide for the prompt indemnification "to the fullest extent permitted by law" and for the prompt advancement of expenses, including attorneys' fees and other costs, expenses and obligations paid or incurred


     in connection with investigating, defending, being a witness or participating in (including on appeal) any threatened, pending or completed action, suit or proceeding related to the fact that such director is or was a director, officer, employee, trustee, agent or fiduciary of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise, or by reason of anything done or not done by a director in any such capacity. The Indemnification Agreements further provide that the Registrant has the burden of proving that a director is not entitled to indemnification in any particular case.

          The foregoing represents a summary of the general effect of the DGCL, the Registrant's By-Laws and Restated Certificate of Incorporation, the Registrant's directors and officers liability insurance coverage and the Indemnification Agreements for purposes of general description only.

     Item 7.  Exemption from Registration Claimed.

          Not Applicable

     Item 8.  Exhibits

     (4)  A.   Ecolab Inc. 1995 Non-Employee Director Stock Option
               Plan - Incorporated by reference to Exhibit (10)D of the Registrant's Form 10-K Annual Report for the year ended
               December 31, 1994.

          B. Restated Certificate of Incorporation - Incorporated by reference to Exhibit (3)A of the Registrant's Form 10-K Annual Report for the year ended December 31, 1992.

          C.   By-Laws, as amended through February 25, 1995 -
               Incorporated by reference to Exhibit (3)A of the Registrant's Form 10-K Annual Report for the year ended December 31, 1994.

          D. (i) Amended and Restated Rights Agreement dated as of February 14, 1986, as amended and restated as of July 15, 1988 - Incorporated by reference to Exhibit (4) of the Registrant's Form 8-K dated July 15, 1988.

               (ii) First Amendment, dated as of September 10, 1990 to
                    the Amended and Restated Rights Agreement -
                    Incorporated by reference to Exhibit (4) of the Registrant's Form 8-K dated September 11, 1990.

          E. Form of Common Stock Certificate - Incorporated by reference to Exhibit (4)A(ii) of the Registrant's Form 10-K Annual Report for the year ended December 31,
               1992.

     (5) Opinion of legal counsel regarding legality of securities being registered.

     (15) Letter regarding unaudited interim financial information.

     (23) A.   Consent of Coopers & Lybrand L.L.P.


          B.   Consent of KPMG Deutsche Treuhand-Gesellschaft
               Aktiengesellschaft.

          C.   Consent of counsel - See Exhibit (5)

     (24)      Powers of Attorney.

     Item 9.  Undertakings.

          (a)  The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                    Provided, however, that paragraphs (a)(1)(i) and
     (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling



     persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.






                                SIGNATURES

          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Paul, State of Minnesota, on May 15, 1995.

                                  ECOLAB INC.



                                  By:/s/Allan L. Schuman
                                     Allan L. Schuman
                                     President and
                                     Chief Executive Officer

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




     /s/Allan L. Schuman          President and Chief      May 15, 1995
     Allan L. Schuman              Executive Officer
                                  (Principal Executive
                                  Officer and Director)

     /s/Michael E. Shannon        Vice Chairman, Chief     May 15, 1995
     Michael E. Shannon           Financial and
                                  Administrative Officer
                                  (Principal Financial
                                  Officer and Director)

     /s/Arthur E. Henningsen, Jr. Vice President and      May 15, 1995
     Arthur E. Henningsen, Jr.    Controller (Principal
                                  Accounting Officer)



     /s/Kenneth A. Iverson        Directors               May 15, 1995
     Kenneth A. Iverson,
     as attorney in fact for Ruth
     S. Block, Russell G. Cleary,
     Pierson M. Grieve, Jerry W.
     Levin, James J. Howard,
     Reuben F. Richards, Richard
     L. Schall, Roland Schulz,
     Philip L. Smith, Hugo
     Uyterhoeven and Albrecht
     Woeste


                                  EXHIBIT INDEX

                                                             Paper (P) or
     Exhibit No.         Document                            Electronic(E)
     _____________  _____________________________            _____________

     (4)  A.        Ecolab Inc. 1995 Non-Employee Director Stock     --
                    Option Plan - Incorporated by reference to
                    Exhibit (10)D of the Registrant's Form 10-K
                    Annual Report for the year ended December
                    31, 1994.

          B.        Restated Certificate of Incorporation -          --
                    Incorporated by reference to Exhibit (3)A of the Registrant's Form 10-K Annual
                    Report for the year ended December 31,
                    1992.

          C.        By-Laws, as amended through February 25,        --
                    1995 - Incorporated by reference to
                    Exhibit (3)A of the Registrant's
                    Form 10-K Annual Report for the year
                    ended December 31, 1994.

          D.   (i)  Amended and Restated Rights Agreement           --
                    dated as of February 14, 1986, as
                    amended and restated as of July 15,
                    1988 - Incorporated by reference to
                    Exhibit (4) of the Registrant's Form 8-K dated July 15, 1988.

               (ii) First Amendment, dated as of                    --
                    September 10, 1990 to the Amended
                    and Restated Rights Agreement -
                    Incorporated by reference to Exhibit (4) of the Registrant's Form 8-K dated
                    September 11, 1990.

          E.        Form of Common Stock Certificate -              --
                    Incorporated by reference to Exhibit
                    (4)A(ii) of the Registrant's Form 10-K
                    Annual Report for the year ended
                    December 31, 1992.

     (5)            Opinion of legal counsel regarding
                    legality of securities being registered.       E

     (15)           Letter regarding unaudited financial           E
                    information.

     (23) A.        Consent of Coopers & Lybrand L.L.P.            E

          B.        Consent of KPMG Deutsche Treuhand-             E
                    Gesellschaft Aktiengesellschaft.




                                                           Paper(P) or
     Exhibit No.         Document                          Electronic(E)
     _____________  ____________________________           _____________

          C.        Consent of counsel - See Exhibit (5).        --

     (24)           Powers of Attorney.                          E




